Exhibit 99.1

PRESSRELEASE
www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	05-011

Contact: Wade Pursell
Date: April 7, 2005	Title: Chief Financial Officer

Cal Dive International, Inc. Enters into Asset Purchase
Agreement with Torch Offshore

HOUSTON, TX – Cal Dive International, Inc. (NASDAQ: CDIS) announced today that it has entered into an asset purchase agreement with Torch Offshore, Inc. (Pink Sheets: TORCQ). Under the purchase agreement, Cal Dive has agreed to serve as the “stalking horse” bidder for the purchase of Torch’s fleet of vessels, including all equipment, inventory, intellectual property and other assets related to the operation of the vessels. In exchange for these assets, Torch will receive consideration of approximately $92.0 million, including a deposit of $4.6 million, which will be credited towards the purchase price. The purchase agreement does not include Torch’s accounts receivable, overhead assets unrelated to the operation of the vessels, and claims owned by Torch’s bankruptcy estate.

On April 6, 2005 Torch filed the purchase agreement with the United States Bankruptcy Court for the Eastern District of Louisiana along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers for all or part of Torch’s assets, as required under Section 363 of the Bankruptcy Code. If Cal Dive is the highest bidder for all of Torch’s assets, it is anticipated that the transaction will be completed in the second quarter of 2005, pending approval of the Bankruptcy Court and certain government regulatory agencies.

Owen Kratz, Chairman and Chief Executive Officer stated “This transaction represents our continued commitment to the Marine Contracting business as it remains an integral part of our Production Contracting business model.”

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.